March 20, 2006

  Contact:      Steve Taylor

FOR IMMEDIATE RELEASE

      (509) 892-5287

Press Release 06-4

HuntMountain Resources Finalizes Dun Glen Lease Agreement, Commences Nevada Exploration Program

(SPOKANE, Wash.)  HuntMountain Resources (OTCBB:HNTM) announced today that it has finalized its acquisition of the Dun Glen Gold Project in Pershing County, Nevada through a lease/option agreement with Scoonover Exploration, LLC.  HuntMountain has also engaged the services of Laurence Pancoast, a senior geologist and project manager with extensive experience in the Great Basin. Mr. Pancoast is joining the HuntMountain geologic staff to initiate the Dun Glen field exploration program that will include surface geochemical sampling, geophysical surveys and detailed geologic mapping aimed at delineating drill targets by summer 2006.

“The Dun Glen claim block lies at the intersection of three separate structural trends whose extensions host several major gold deposits,” said Matt Hughes, Vice President of Exploration.  “We are excited to be on the ground in Nevada and look forward to evaluating the results of our initial exploration program in the coming weeks.”

The Dun Glen Gold Project consists of 94 contiguous unpatented lode mining claims covering approximately 1,700 acres within the Sierra Mining District, an area with historic published production of at least 250,000 ounces of gold from both lode and placer sources.  From 1862 to1880, and throughout the early 20th century, gold production occurred within the project area at a number of small underground mines.  Nevada is the largest gold-producing state in the U.S. and remains the 3rd largest gold-producing region in the world.

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HuntMountain Resources is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America.  Its current holdings include the Dun Glen Gold Project in Nevada and approximately 74,000 acres of prospective precious metal properties in Santa Cruz, Argentina.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

FOR FURTHER INFORMATION PLEASE CONTACT:

Steve Taylor, Director of Investor Relations

HuntMountain Resources

(509) 892-5287

staylor@huntmountain.com

www.huntmountain.com

06-4